                                                                   EXHIBIT 10.94

                                                  Supplemental Agreement (SA) 01
                                                                2 September 1998







                        COST PLUS INCENTIVE FEE CONTRACT
                                 NUMBER SHB 1014
                                 AUGUST 14, 1997
                                       FOR
            MULTIPLE MISSION INTEGRATION AND OPERATION (I&O) SUPPORT
                                     BETWEEN
                         MCDONNELL DOUGLAS CORPORATION,
                          A WHOLLY-OWNED SUBSIDIARY OF
                               THE BOEING COMPANY

                              499 BOEING BOULEVARD
                            HUNTSVILLE, ALABAMA 35824
                                       AND
                             SPACEHAB, INCORPORATED
                              1595 SPRING HILL ROAD
                                    SUITE 360
                             VIENNA, VIRGINIA 22182

                                                  Supplemental Agreement (SA) 01
                                                                2 September 1998

                                TABLE OF CONTENTS


Article 1       -    Entire Agreement..........................................1
Article 2       -    Definitions...............................................1
Article 3       -    Scope of Work.............................................1
Article 4       -    Studies/Analyses..........................................1
Article 5       -    Period of Performance.....................................2
Article 6       -    Contract Amount...........................................2
Article 7       -    Payment...................................................3
Article 8       -    Limitation of Funds.......................................3
Article 9       -    Supplies/Services and Delivery Schedule...................4
Article 10      -    Title and Delivery........................................4
Article 11      -    Packaging and Marking.....................................4
Article 12      -    Inspection and Acceptance.................................5
Article 13      -    Place of Performance......................................5
Article 14      -    Items, Equipment, Property, Services to be Furnished
                     by SPACEHAB, Inc. And/or the Government on a
                     "No Charge" Basis.........................................5
Article 15      -    Exchange of Technical Information.........................6
Article 16      -    Excusable Delays..........................................6
Article 17      -    Changes...................................................7
Article 18      -    Amendments................................................8
Article 19      -    Stop Work Orders..........................................8
Article 20      -    Notices...................................................8
Article 21      -    Key Personnel.............................................9
Article 22      -    Termination...............................................9
Article 23      -    Governing Law.............................................9
Article 24      -    Arbitration/Disputes......................................9
Article 25      -    Audit....................................................10
Article 26      -    Indemnity Against Patent Infringement....................10
Article 27      -    Limitation of Liability..................................11
Article 28      -    Insurance and Indemnification............................10
Article 29      -    MDC Employee Injury......................................11
Article 30      -    Warranty.................................................11
Article 31      -    Relationship of Parties..................................11

Article 32      -    Manned Space Flight Item.................................12
Article 33      -    Order of Precedence......................................12
Article 34      -    Technical Data...........................................12
Article 35      -    Patent Rights............................................12
Article 36      -    Use of Company Logo......................................12

                                                  Supplemental Agreement (SA) 01
                                                                2 September 1998

THIS CONTRACT, by and between SPACEHAB, Inc. with an address at 1595 Spring Hill Road, Suite 360, Vienna, Virginia 22182 (hereinafter referred to as "SPACEHAB, Inc." or "SHI") and McDonnell Douglas Corporation, A Wholly-Owned Subsidiary of The Boeing Company, with an address at 499 Boeing Boulevard, Huntsville, Alabama 35824, (hereinafter referred to as "MDC"). (McDonnell Douglas Corporation represents and warrants that it is acting on behalf of The Boeing Company and that it has the corporate power and authority to legally add The Boeing Company to the terms and conditions of this Contract.) The parties hereby agree as follows:

Article 1 - Entire Agreement

This Contract, all exhibits and other documents incorporated herein by reference, whether or not attached hereto, constitute the complete and exclusive statement of the Contract between the parties hereto. This Contract supersedes any previous understanding or agreement between SHI and MDC (oral or written) with respect to the subject matter hereof. Further, this Contract constitutes a definitization of Letter Contract SHB 1014 dated 14 August 1997 including modifications thereto through Modification No. 24 dated 20 August 1998 between SHI and MDC, subject to an equitable adjustment of Estimated Target Cost Plus Target Incentive Fee resulting from these modifications.

Article 2 - Definitions

A. The term "MDC" shall include McDonnell Douglas Corporation, A Wholly-Owned Subsidiary of The Boeing Company, formerly known as McDonnell Douglas Aerospace - Huntsville.

B. The terms "General Agreement," "Basic Agreement," "Basic Terms and Conditions," "Agreement" and "Contract" shall mean this Contract and shall be deemed to include all exhibits, specifications, drawings, or other documents incorporated herein by reference.


Article 3 - Scope of Work

MDC is the prime Contractor responsible for performance of all work set forth in this Contract, including work to be performed by any subcontractor.

MDC shall perform the work identified in Exhibit A, "SPACEHAB Multi-Mission Integration and Operations Contract Statement of Work, enclosed herein and made a part hereof.

In accordance with the Statement of work requirements herein, it is intended that MDC will perform the Integration and Operations of four (4) SPACEHAB science missions (1 single module mission and 3 double module missions) and 5 SPACEHAB cargo double module missions aboard the NASA Orbiter within the Contract period of performance and maintain accountability and operation of SPACEHAB hardware which was developed by the Phase C/D Contracts SHB 1001, SHB 1010 and SHB 1013, or the I&O Contracts SHB 1002 and SHB 1009 between SHI and MDC.


Article 4 - Studies/Analyses

A. Task Directives. As set forth in WBS 9.1.9.5 of the Statement of Work, MDC will be required to perform Studies/Analyses as specified in written Task Directives. Task Directives may be authorized solely by the SHI personnel specified in Article 20 and will be jointly signed by the appropriate MDC personnel. These directives shall define the scope of work for the task to be performed, provide the time and place of performance desired, provide the total funding authorized for this task by this Task Directive, and will provide such other instructions as may be required to properly define the effort. No work is to be performed under this clause unless authorized by a Specific Task Directive.

B. The Studies/Services effort will be cost plus fixed fee of 12% and not subject to the cost/fee sharing arrangement described in Article 6. Funding authorization shall be issued annually on a SHI fiscal year basis. Funding authorized for each study area and each SHI fiscal year shall be defined in Exhibit D of this contract. If at any time during the current year, MDC has reason to believe the effort will exceed the authorized funding, MDC will notify SHI and furnish with such notification, a new estimate of the total funding required. In the event SHI desires to continue the effort, a contract change will be issued authorizing the additional funding and the contract will be adjusted. The annual level of effort under this article is anticipated to be on the order of 5 to 10 equivalent personnel plus travel and miscellaneous materials.

C. Financial Management. Costs incurred under this provision for Studies shall be reported as a part of the 9.1.9.5 WBS, with expenditures segregated by Task Directive in the Monthly Compliance Report.

Article 5 - Period of Performance

MDC shall perform the work called for under this Contract in accordance with the agreed to Statement of Work as specified in Article 3 herein, including preparation and submission of all reports, during the period of performance beginning 14 August 1997 and continuing through 31 December 2002, and as may be extended by mutual agreement.

Article 6 - Contract Amount

A. General. This is a Cost Plus Incentive Fee Contract. The following estimated target cost and target incentive fee is established for the effort required by the Contract for services as specified in Statement of Work defined in Article 3 above and in accordance with the schedule specified in Article 9 for nine (9) SPACEHAB missions. The amounts include negotiated target cost and target incentive fee for Modifications 3, 6, 11, and 12 to the Letter Contract.


         Estimated Target Cost:                               $86,810,379
         Estimated Target Incentive Fee:                      $10,365,680
         Estimated Target Cost Plus Target Incentive Fee:     $97,176,059
         Estimated Studies Cost:                              $ 2,269,935
         Estimated Studies Fixed Fee:                         $   276,565
         Total Estimated Contract Price:                      $99,722,559

B. Target Cost and Target Incentive Fee. The Target Cost and Incentive Fee of 12% specified in Paragraph A above are subject to adjustment if the Contract is modified in accordance with Article 6.C.2 below.

         1. "Target Cost," as used in this Contract, shall mean the cost of this Contract as initially negotiated, and as modified in accordance with the Changes Clause of this Contract.

         2. "Target Incentive Fee" as used in this Contract, shall mean the fee that is subject to the Incentive formula, as described in Article 6.C.1 below.

C.       Fees payable.

         1. The Total Target Incentive Fee shall be payable under this Contract in accordance with Article 7 below and shall be increased by 30 cents for every dollar that the actual cost incurred (exclusive of fees) is less than the Target Cost, or decreased by 30 cents for every dollar that the actual cost exceeds Target Cost. In no event shall the Total Target Incentive Fee, as modified, be more than 15% or be less than 8% of the Total Target Cost.

         2. Equitable Adjustment. When the work under this Contract is increased or decreased by a modification to this Contract, then the Target Cost and Incentive Fee shall be modified as appropriate in a supplemental agreement to this Contract.

D. Estimated Studies Cost and Estimated Studies Fixed Fee specified in Paragraph A above are allocated to specific studies areas under WBS
         9.1.9.5 and to SPACEHAB fiscal years in accordance with Exhibit C attached hereto. The specific amounts in Paragraph A above and in Exhibit C are subject to adjustment in accordance with Article 4.B above.

E. Facilities Capital Cost of Money. Facilities capital cost of money shall be an allowable cost under this contract.

F. Exclusion of Taxes. The parties agree that no sales or use tax, either Alabama or Florida has been included in the target cost. Sales or use tax, if any, shall be subject to the Changes Clause of this Contract.

Article 7 - Payment

A. MDC shall submit invoices monthly for the payment of actual costs incurred plus the Target Incentive Fee of 12%. Such invoices shall be submitted to SHI at:

                  SPACEHAB, Inc.
                  1595 Spring Hill Road
                  Suite 360
                  Vienna, VA  22182

         Payment will be made by or on behalf of SPACEHAB, Inc. to:

                  McDonnell Douglas Corporation
                  P. O. Box 516
                  St. Louis, Missouri 63166
                  Attention:  Accounts Receivable

Such invoices shall be due and payable by SHI, 30 days after receipt of an invoice. If any such invoice remains unpaid 45 days after receipt of such invoice, MDC shall have the right to stop work under this Contract. If such invoice continues to remain unpaid 60 days after receipt of such invoice, MDC may at its option, consider SHI to have breached this Contract and may pursue remedies as provided by law.

Article 8 - Limitation of Funds

A. The sum of $17,356,207 is presently available for payment and is allotted to this contract covering the period of performance through 31 December 1998. It is anticipated that from time to time additional funds will be allotted in writing to this contract up to the total estimated contract price. When additional funds are allotted from time to time for continued performance of the work under this contract, the parties shall agree on the applicable period of performance which shall be covered by such funds.

B. MDC agrees to use its best efforts to perform, or have performed, the work on this contract up to the point at which the total amount paid and payable by SHI under the contract approximates but does not exceed the amount specified in Paragraph (A). Unless otherwise agreed in writing, SHI shall not be obligated to reimburse MDC for costs incurred in excess of the total amount allotted by SHI to this contract during the stated period of performance.

C. Upon expenditure of 85% of allotted funds set forth in Paragraph (A), MDC shall notify SHI in writing as to the estimated amount of additional funds required for the timely performance of the contract. Such notice shall specify any additional funds and period of performance required.

D. If, after the notification called for in Paragraph (C) above, additional funds are not allotted to this contract, MDC may request that this contract be terminated, in accordance with the provisions of the Terminations Clause of this contract, and SHI shall comply.

E. MDC is not obligated to continue performance under this contract (including actions under the Termination clause of this contract) or otherwise incur costs, which when added to the applicable fee would be in excess of the amount then allotted to the contract by SHI until SHI notifies MDC in writing that the amount allotted has been increased.

Article 9 - Supplies/Services and Delivery Schedule

A. The scope of work to be performed under this Contract shall include, the provision of all labor, materials, services, and equipment necessary to perform the work as set forth in Exhibit A, SPACEHAB Multi-Mission Integration and Operations Contract Statement of Work.

B.       The flight schedule for which MDC shall provide services is as follows:

                           MISSION          LAUNCH DATE

         -     Science 1, single module     October, 1998
         -     Cargo 1, double module        April, 1999
         -     Cargo 2, double module       October, 1999
         -     Science 2, double module       May, 2000
         -     Cargo 3, double module       December, 2000
         -     Science 3, double module       June, 2001
         -     Cargo 4, double module       November, 2001
         -     Science 4, double module       April, 2002
         -     Cargo 5, double module       November, 2002

C. MDC shall submit on a monthly basis to SHI a compliance report mutually agreeable to MDC and SHI which documents MDC's expenditures pertaining to this contract.

Article 10 - Title and Delivery

The point of delivery for any hardware required shall be Cape Canaveral, Florida USA. The point of delivery for any data required shall be SPACEHAB, Inc., Vienna, VA.

Article 11 - Packaging and Marking

Packaging and marking for shipment of all items ordered hereunder shall be in accordance with good commercial practice, and adequate to ensure both acceptance by common carrier and safe transportation at the most economical rate(s).

Article 12 - Inspection and Acceptance

The place of final inspection and acceptance for the services and deliverable hardware called for under this Contract shall be SHI's facility at Cape Canaveral, Florida, or other designated place(s) or performance. The place of inspection and acceptance of all deliverable reports and documentation shall be at SHI, Vienna, VA with copy to SHI Houston, Texas and SHI Cape Canaveral, FL as specified by SHI.

Article 13 - Place of Performance

MDC shall perform the work under this contract at its facility located in Huntsville, Alabama, at SHI's facility located at Cape Canaveral, Florida, and at any other locations as may be required.

Article 14 - Items, Equipment, Property, Services to be Furnished by SPACEHAB, Inc. and/or the Government on a "No Charge" Basis

A. SHI and/or the Government shall furnish to MDC, for use in connection with and under the terms of this contract on a "no-charge" basis, the SHI and/or Government owned equipment, property, items, services, etc. which are suitable for the intended use. SPACEHAB Furnished Equipment
         (SFE) to be provided is identified in Exhibit B. Government Furnished Property (GFP) to be provided is identified in Exhibit B.

B. Off nominal conditions, inadequacies, and delivery delays in SHI and/or Government supplied items identified herein will be the basis for a MDC Contract Change proposal and subsequent Contract amendment reflecting the cost, fee, schedule, and technical impact of defective or late delivery of SHI and/or Government supplied items.

C. MDC is authorized to commingle all material without physical segregation or identification to the individual SHI contracts. The applicability of NASA FAR 52.245-5 Government Property is agreed to apply to Government furnished or owned equipment only and does not apply to purchases under this Contract since it is understood that title to all items provided under this Contract would vest with SPACEHAB, Inc.

D. SPACEHAB Furnished Equipment as identified in Exhibit B will include the following information:

         -        Acceptance Data Package (ADP)

         -        Functional capabilities

         -        Interface definition

         -        Environmental constraints

         -        Mechanical characteristics (dimensions, weight, c.g., etc...)

         - Electrical power requirements (peak, start-up/in-rush, profile, ...)

         -        Special requirements (commanding, downlink,...)

         -        Verification data (including safety data)

         -        Test requirements for processing/integration activities

         -        Operations requirements and procedures (flight and ground)

         Maintenance/repair of SFE that was designed and built by SHI will be the responsibility of SHI. Boeing shall be responsible to report hardware failures immediately to SHI via Material Review Record (MRR). To do this, Boeing will perform trouble shooting to locate problem to, but not within, the SFE component. Boeing support to SHI for trouble shooting within the SFE component and shipping or repairing the component will be authorized by task directive and is funded under the Studies/Services element of the statement of work (Reference Article 4 and SOW paragraph 9.1.9.5).

         Boeing shall be provided an ADP for all SFE at turnover. SFE hardware and corresponding documentation shall be identified by part number including revision level (and serial number when appropriate). Changes/revisions post turnover (to Boeing) shall be accompanied by the appropriate revised documentation and updated ADP.

Article 15 - Exchange of Technical Information

During the term of this Contract, SHI and MDC, to the extent of their right to do so, agree to exchange all such technical and management information as may reasonably be required for each to perform its obligations hereunder. To the extent that proprietary information of either party is disclosed, such information or data which is (i) submitted in writing, must be designated by an appropriate stamp, marking or legend thereon to be of proprietary or confidential nature, or (ii) orally submitted, must be identified as proprietary or confidential prior to disclosure and the disclosing party notifies the receiving party, in writing, specifically identifying any such proprietary or confidential information so orally submitted within thirty days after such oral submission. Notwithstanding termination or expiration of this Contract, each party will keep in confidence and prevent the disclosure of all such proprietary information and data, whether technical or commercial, to any third party. Neither party shall be liable for disclosure of any such proprietary information or data, if such information:

A. Was in the public domain at the time it was disclosed, or later becomes part of the public domain other than throughout the action of the party receiving it; or

B.       Was known to the party receiving it at the time of disclosure; or

C.       Is disclosed with the prior written approval of the other party; or

D. Is disclosed by the party providing the same, to others, on a non-restricted basis; or

E. Is disclosed inadvertently despite the exercise of the same degree of care that the receiving party takes to preserve or safeguard its own proprietary information; or

F. Becomes known to the receiving party from a source other than the disclosing party without breach of this Section by the receiving party; or

G. Is disclosed one (1) year after expiration or termination of this Contract; or

H. Is disclosed to a government agency for certification or export license purposes, taking all reasonable precautions to prevent further disclosure by such agency.

Article 16 - Excusable Delays

Except for default of subcontractors at any tier, MDC shall not be in default because of any failure to perform this Contract under its terms if the failure arises from causes beyond the control and without the fault or negligence of MDC. Examples of these causes include but are not limited to are (1) acts of God or of the public enemy, (2) acts of Government in either its sovereign or contractual capacity, (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes, (8) freight embargoes, and (9) unusually severe weather. In each instance, the failure to perform must be beyond the control and without the fault or negligence of MDC. "Default" includes failure to make progress in the work so as to endanger performance.

MDC shall not be in default, if the failure to perform is caused by the failure of a subcontractor at any tier to perform or make progress, and if the cause of the failure was beyond the control of both MDC and subcontractor, and without fault or negligence of either, unless (1) MDC knew of other sources to obtain the subcontracted supplies or services from to meet schedule; (2) SHI ordered MDC in writing to purchase these supplies or services from the other source; and
(3) MDC failed to comply reasonably with this order.

If SHI determined that any failure to perform results from one or more of the causes above, the delivery schedule shall be revised, subject to the rights of SHI under the Termination Clause of this Contract.

Article 17 - Changes

A. SHI may at any time, by written order, and with such concurrence to not be unreasonably withheld from MDC, make changes within the general scope of this Contract in any one or more of the following:

         (1)      Description of services to be performed.

         (2) Time of performance (i.e., hours of the day, days of the week, etc.).

         (3)      Place of performance of the services.

         (4)      Drawings, designs, or specifications.

         (5)      Method of shipment or packing of supplies.

         (6)      Place of delivery.

         (7) Types and amounts of SHI and/or Government-Furnished Property to be provided.

B. If any such change causes an increase or decrease in the estimated cost of, or the time required for, performance of any part of the work under this contract, whether or not changed by the order, or otherwise affects any other terms and conditions of this contract, SHI shall make an equitable adjustment in the (1) estimated cost, delivery or completion schedule, or both; (2) amount of fee; and (3) other affected terms and shall modify the contract accordingly.

C. MDC shall assert its right to an adjustment under this clause within 60 days from the date of receipt of the written order. However, if SHI decides that the facts justify it, SHI may receive and act upon a proposal submitted before final payment of the contract.

D. Failure to agree to any adjustment shall be a dispute under the Disputes Clause. However, nothing in this clause shall excuse MDC from proceeding with the contract as changed.

E. Notwithstanding the terms and conditions of paragraphs (a) and (b) above, the estimated cost of this contract and, if this contract is incrementally funded, the funds allotted for the performance of this contract, shall not be increased or considered to be increased except by specific written modification of the contract indicating the new contract estimated cost and, if this contract is incrementally funded, the new amount allotted to the contract. Until this modification is made,

         MDC shall not be obligated to continue performance or incur costs beyond the point established in the Limitation of Funds Clause of this Contract.

Article 18 - Amendments

Neither this Contract, nor any term or condition thereof, shall be amended or changed in any manner except by an instrument in writing hereto, executed by both parties acting through their duly authorized representatives.

Article 19 - Stop Work Orders

SHI may, at any time, by written order to MDC, require MDC to stop all, or any part, of the work called for by this contract for a period of up to 90 days after the order is delivered to MDC, and for any further period to which the parties may agree. The order shall be specifically identified as a stop-work order issued under this clause. Upon receipt of the order, MDC shall immediately comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage.

Article 20 - Notices

A. Except as herein specifically provided otherwise, all notices, reports, and other communications hereunder shall be given in writing either by personal delivery, by first class mail, or by electronic transmission, addressed to the respective parties as specified herein below.

B. The date upon which any such communication is personally delivered or, if such communication is transmitted by mail or by electronic transmission, the date upon which it is received by the addressee, shall be deemed to be the effective date of such communication.

C. Each party shall promptly advise the other in the event of any change in their respective addresses.

D. The SHI personnel authorized to issue written orders, in accordance with the Changes Clause, are M.E. Grayson, W.S.Dawson, or Nelda Wilbanks. The SHI personnel authorized to issue written Task Directives in accordance with Article 4. are M. D. Steffey, J. M. Lounge, and B.
         A. Harris.

         The SHI personnel authorized to give technical direction are E. M. Chewning and D. A. Bland.

E. The addresses of SHI and MDC, for the purpose of Paragraph A above, are as follows:

                           FOR COMMUNICATION TO SPACEHAB, INC.

                           SPACEHAB, Inc.
                           1595 Spring Hill Road, Suite 360
                           Vienna, VA  22182
                           Attention: Nelda Wilbanks with copies to E.M. Chewning and D. A. Bland.

                           When transmitted by mail:  Same as above
                           When transmitted by electronic transmission:
                                                     Fax Number:  (703) 821-3070

                           FOR COMMUNICATION TO MDC

                           The Boeing Company
                           499 Boeing Boulevard
                           Huntsville, AL  35824
                           Attention:  Contract Administrator with copy to
                                       SPACEHAB Program Manager

                           When transmitted by mail:  Same as above

                           When transmitted by electronic transmission:
                                                     Fax Number:  (256) 461-2460

Article 21 - Key Personnel

The personnel listed below are considered essential to the work being performed under this contract. Before removing, replacing, or diverting any of the listed personnel, MDA shall notify SHI in advance, and shall provide rationale including identification and qualifications of candidate replacement, and shall not remove, replace or divert such personnel without SHI's written consent, which shall not be unreasonably withheld. In such event, the list of personnel shall then be amended accordingly.

Key Personnel           Title/Position

J. H. James             Director, SPACEHAB Program
E. L. Streams           Senior Manager, SPACEHAB Product Engineering
R. K. Keen              Senior Manager, SPACEHAB Multi Mission Integration and
                        Operations
D. A. Biggs             Senior Manager, SPACEHAB Integration and Operations
W. A. Koelle            Senior Manager, SPACEHAB Safety and Mission Assurance
W. H. Turner            Senior Manager, SPACEHAB Ground Operations

Article 22 - Termination

A. SHI may terminate this Contract at any time by written notice, in whole or in part, if SPACEHAB, in its sole discretion, determines that a termination is in its own best interest. SHI shall terminate by delivering to the Contractor a Notice of Termination specifying the extent of termination and the effective date. To minimize the cost of effecting the termination in accordance with MDC policy, best efforts shall be made by SHI to provide 60 to 90 days notice prior to the effective date of termination.

B. In the event of a termination, SHI will reimburse MDC for all costs incurred, including applicable fee and termination costs. For purposes of the Termination Clause, incurred costs includes all outstanding commitments not yet paid and for delivery of all hardware, software and services, whether complete or incomplete, identified herein, to SHI. Termination costs are those actual and reasonable costs incurred in terminating the Contract including usual and customary severance pay and other labor costs in the ordinary course of business or as otherwise required by law, storage and protection costs, and costs of settlement and termination of subcontracts.

C. SHI may terminate this contract if MDC fails to deliver the goods or perform the services required by this contract within the time specified and any extension thereto granted by SHI.

Article 23 - Governing Law

This agreement shall be governed by and interpreted in accordance with the law of the State of Delaware.

Article 24 - Arbitration/Disputes

Disputes arising out of the interpretation or execution of this contract which cannot be resolved by negotiation shall, at the request of either Party, (after giving 30 days notice to the other Party) be submitted to arbitration. The arbitration tribunal shall sit in Huntsville, AL. Disputes shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the American Arbitration Association by one or more arbitrators designated in conformity with those Rules. The decision to submit a dispute shall not excuse either party from the timely performance of its obligations hereunder which are not the subject matter of the dispute. Further, if the lack of resolution of the matter in dispute will adversely impact the timely completion of preparation for launch activities, MDC and SHI will perform the matter in dispute in the manner determined by SHI, within the framework of this Contract and without prejudice to the final resolution of the matter in dispute.

Article 25 - Audit

A. MDC will maintain accurate records of labor hours expended, subcontract billings and travel costs incurred by Cost Charge Number. Such records shall be made available for inspection by an independent certified public account retained by SHI during normal business hours for a period of three (3) years after completion of this Contract.

B. MDC's books, records, documents and other supporting data shall be made available to an independent certified public accountant retained by SHI for inspection and audit as reasonably required in conjunction with the negotiation of any changes hereunder, including termination claims.

C. In case of any dispute, the parties agree to continue Contract performance pending resolution.


Article 26 - Indemnity Against Patent Infringement

A. MDC shall indemnify SHI against any liabilities or losses which SHI may be required to pay in the case of any actual or alleged infringement of any United States patent or any negotiation or litigation based thereon, with respect to any products purchased pursuant to the terms of this Contract unless such products are made to a specific and detail design furnished by SHI which is not a modification of a MDC design. Such liabilities or losses (i) include: (a) counsel fees, (b) cost of replacing any infringing product with a suitable non-infringing substitute or of otherwise curing any infringement, but (ii) do not include any losses by SHI due to loss of use, at any time, of equipment or component utilizing any of said products which are the subject of any actual or alleged infringement.

B. With respect to any such actual or alleged patent infringement for which MDC is obligated to indemnify SHI: (i) MDC shall, as soon as practicable, report to SHI promptly and in reasonable written detail, each notice of claim against MDC of patent infringement; and (ii) SHI will notify MDC as soon as practicable after receipt by SHI of appropriate notice of any charge of infringement or commencement of any suit or action for infringement against SHI in either case, MDC shall have the option to (a) conduct negotiations with the party or parties charging infringement or (b) assume, conduct and control the defense of any suit or action of infringement against MDC or SHI. In the event MDC does not pursue either option, then SHI shall have the option to conduct such negotiations and defense without expense or liability to SHI as provided under Paragraph A. above.

Article 27 - Limitation of Liability

In no event, shall MDC be liable under any legal or equitable theory (including but not limited to contract, tort, negligence, or strict liability) for any incidental or consequential damages, including but not limited to damages for lost profits, lost sales, or loss of use of property.

Article  28 - Insurance and Indemnification

Upon delivery and final acceptance by SHI of a SPACEHAB module, SHI shall indemnify and save harmless MDC, its subcontractors and any officers, directors, employees, and agents of any of them from any liability and expense on account of loss of damage to the property of third parties (including the US Government) or bodily injury to any persons, including death, caused by or resulting from the use of the goods furnished hereunder and/or arising from the provision of services under this Contract excepting only such loss, damage, or injury caused by the indemnities willful misconduct, and SHI shall defend any suits or other proceedings brought against MDC and its subcontractors and the officers, directors, employees, and agents of any of them on account thereof an shall pay all expenses and satisfy all judgments which may be incurred or rendered against them or any of them in connection therewith. MDC shall give SHI prompt written notice of any claim of such loss, damage, or injury and shall cooperate with SHI and its insurers in every reasonable way in defending against such claim. SHI shall obtain insurance, naming MDC as an additional named insured, against such liabilities to third parties as are referred to in this paragraph.

MDC shall indemnify SHI against any liability, loss, claim, and/or proceeding in respect of personal injury to and/or death of any person, or loss or damage to property, arising out of the performance of the Contract; but only if the same is due to the negligent acts or omission of MDC, its employees or agents; or any subcontractor, its employees or agents.

Article 29 - MDC Employee Injury

MDC shall indemnify and hold harmless SHI, its officers, agents, and employees from any liability, loss or damage they may suffer as a result of death or injury to any MDC employees connected with or related to the performance of Contract work on SHI's premises, and which results from the negligence of MDC, its officers, agents, or employees.

Article 30 - Warranty

A. MDC hereby warrants to SHI that all deliverables furnished under this contract shall be free from defects in workmanship for a period of one
         (1) year from the date of their acceptance. The cost of and associated fees for remedies of any defects shall be paid pursuant to the payment provisions of this contract. SHI shall notify MDC in writing, via fax or any equivalent means within 48 hours of any defects found after acceptance of the products. MDC's liability under this clause shall not extend:

         1. to defects arising from the misuse of the items after acceptance.

         2. to defects in materials, assemblies or other supplies issued by SHI for incorporation therein, provided always that MDC shall have properly exercised its duties as custodian of such issues and shall have incorporated them in accordance with the requirements of the contract.

B. MDC's warranty shall not extend to compensation for damage resulting from the use of articles covered by the contract after acceptance. Consequently, SHI and/or SHI customers shall have no claim against MDC for damage suffered by it.

C. Where defects in items are remedied by repair under this warranty, the repaired item shall be warranted for the remainder of the unexpired warranty. Where defective items are replace by new ones the full guarantee period stipulated in the Contract shall apply to such replacement items form the date of their acceptance.

D. EXCEPT AS PROVIDED IN THIS ARTICLE, MDC MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article 31 - Relationship of Parties

This Contract is not intended by the parties to constitute or create a joint venture, partnership or formal business organization of any kind. The rights and obligations of the parties shall be only those expressly set forth herein. The relationship established by this Contract is exclusively that of seller and buyer.

Article 32 - Manned Space Flight Item

MDC shall include the following statement in all subcontracts and purchase orders placed by it in support of this Contract, without exception as to amount or subcontractual level:

         For use in manned space flight; materials, manufacturing, and workmanship of highest quality standards are essential to astronaut safety.

         If you are able to supply the desired item with a higher quality than that of the items specified or proposed, you are requested to bring this fact to the immediate attention of the purchaser.

Article 33 - Order of Precedence

In the event of any conflict between Contract and the Statement of Work, the contract shall take precedence.

Article 34 - Technical Data

All technical data, of whatever type or kind, produced and deliverable under this Contract shall be the "joint" property of SHI and MDC, and SHI and MDC shall each have a "royalty-free" right or license to use such data for any purpose including performance under this Contract.

Article 35 - Patent Rights

All discovery or inventions of whatever type or kind first made or reduced to practice in connection with the performance of this Contract are the "joint" property of SHI and MDC, and SHI and MDC (and any of the parties' present or future employees, agents, consultants or subcontractors pursuant to contractual rights with one of the parties - hereinafter "Agent") shall each have a royalty-free right or license therein.

Article 36 - Use of Company Logo

Use of The Boeing Company logo by SHI in marketing presentations and printed or electronic publications shall be coordinated with and approved by MDC prior to dissemination.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Contract in duplicate.

MCDONNELL DOUGLAS CORPORATION,                 SPACEHAB, INC.
A WHOLLY-OWNED SUBSIDIARY OF
THE BOEING COMPANY




By:  _____________________________             By:

Name:       W.D. McBride                       Name:      Nelda Wilbanks

Title:     Senior Contracts Administrator      Title:    Contracts Administrator

Date: _____________________________            Date: